Exhibit (H)(4)

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TRANSFER AGENT SERVICING AGREEMENT

THIS AGREEMENT is made and entered into as of this 19th day of August, 2015, by and between THOMPSON IM FUNDS, INC. , a Wisconsin corporation (the “Corporation”), and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”). This Agreement supersedes and replaces the Transfer Agent Servicing Agreement dated November 30, 2003, as amended.

WHEREAS, the Corporation is registered under the Investment Corporation Act of 1940, as amended (the “1940 Act”), as an open-end management investment company, and is authorized to issue shares of beneficial interest in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, USBFS is, among other things, in the business of administering transfer and dividend disbursing agent functions for the benefit of its customers; and

WHEREAS, the Corporation desires to retain USBFS to provide transfer and dividend disbursing agent services to each series of the Corporation listed on Exhibit A hereto (as amended from time to time) (each a “Fund” and collectively, the “Funds”).

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Appointment of USBFS as Transfer Agent

The Corporation hereby appoints USBFS as transfer agent of the Corporation on the terms and conditions set forth in this Agreement, and USBFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement. The services and duties of USBFS shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against USBFS hereunder.

2.	Services and Duties of USBFS

USBFS shall provide the following transfer agent and dividend disbursing agent services to each Fund:

A.	Receive and process all orders for the purchase, exchange, and/or redemption of Fund shares in accordance with Rule 22c-1 under the 1940 Act, other applicable regulations, and as specified in the Funds’ prospectus (the “Prospectus”).

B.	Process purchase orders with prompt delivery, where appropriate, of payment and supporting documentation to the shareholder based on the shareholder’s or the Corporation’s custodian instructions, and record the appropriate number of shares being held in the appropriate shareholder account.

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C.	Process redemption requests received in good order and, where relevant, deliver appropriate documentation to the Corporation’s custodian.

D.	Pay proceeds upon receipt from the Corporation’s custodian, where relevant, in accordance with the instructions of redeeming shareholders.

E.	Process transfers of shares in accordance with the shareholder’s instructions, after receipt of appropriate documentation from the shareholder as specified in the Prospectus.

F.	Prepare and transmit payments, or apply reinvestments for income dividends and capital gains distributions declared by the Corporation with respect to a Fund, after deducting any amount required to be withheld by any applicable laws, rules and regulations and in accordance with shareholder instructions.

G.	Serve as each Fund’s agent in connection with systematic plans including, but not limited to, systematic withdrawal plans and systematic exchange plans.

H.	Make changes to shareholder records, including, but not limited to, address and plan changes (e.g., systematic investment and withdrawal, dividend reinvestment).

I.	Handle load and multi-class processing, including rights of accumulation and purchases by letters of intent in accordance with the Prospectus.

J.	Record the issuance of shares of each Fund and maintain, pursuant to Rule 17Ad-10(e) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), a record of the total number of shares of each Fund which are authorized, issued and outstanding.

K.	Prepare ad-hoc reports as necessary at prevailing rates.

L.	Mail shareholder reports and Prospectuses to current shareholders.

M.	Prepare and file U.S. Treasury Department Forms 1099 and other appropriate information returns required with respect to dividends and distributions for all shareholders.

N.	Provide shareholder account information upon shareholder or Corporation requests and prepare and mail confirmations and statements of account to shareholders for all purchases, redemptions and other confirmable transactions as agreed upon with the Corporation.

O.	Mail and/or obtain shareholders’ certifications under penalties of perjury and pay on a timely basis to the appropriate federal authorities any taxes to be withheld on dividends and distributions paid by the Corporation, all as required by applicable federal and state tax laws and regulations.

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P.	Answer correspondence from shareholders, securities brokers and others relating to USBFS’s duties hereunder within required time periods established by applicable regulation.

Q.	Reimburse each Fund for all material losses resulting from “as of” processing errors for which USBFS is responsible in accordance with the “as of” processing guidelines set forth on Exhibit B hereto.

R.	Calculate average assets held in shareholder accounts for purposes of paying Rule 12b-1 and/or shareholder servicing fees as directed by a Fund.

S.	Provide service and support to financial intermediaries including but not limited to trade placements, settlements and corrections.

3.	Additional Services to be Provided by USBFS

A.	If the Corporation so elects, by including the service it wishes to receive in its fee schedule, USBFS shall provide the following services that are further described and that may be subject to additional terms and conditions specified in their respective exhibits, as such may be amended from time to time:

Internet Access, Fan Web, Vision Mutual Fund Gateway (Exhibit C)

The Corporation hereby acknowledges that exhibits are an integral part of this Agreement and, to the extent services included in Exhibit C are selected by the Corporation, such services shall also be subject to the terms and conditions of this Agreement. To the extent the terms and conditions of this Agreement conflict with the terms and conditions included in Exhibit C, the exhibits shall control. The provisions of Exhibit C, as applicable, shall continue in effect for as long as this Agreement remains in effect, unless sooner terminated pursuant to Section 13 hereof.

B.	USBFS shall allow the Corporation access to various fund data, systems, industry information and processes as the parties may agree to from time to time, through Mutual Fund eXchange (“MFx”), subject to the terms of this Agreement and the additional terms and conditions contained in the on-line MFx access agreement to be entered into upon accessing MFx for the first time. USBFS shall enable the Corporation to access MFx services by supplying the Corporation with necessary software, training, information and connectivity support as mutually agreed upon, all of which shall constitute confidential knowledge and information of USBFS and shall be used by the Corporation only as necessary to access MFx services pursuant to this Agreement. The Corporation shall use commercially reasonable efforts to provide for the security of all codes and system access mechanisms relating to MFx provided to it by USBFS and to implement such security procedures and/or devices to ensure the integrity of MFx. The Corporation hereby understands that USBFS will perform periodic maintenance to the MFx hardware and software being accessed, which may cause temporary service interruptions. USBFS shall notify the Corporation of all planned outages and, to the extent possible, will perform any necessary maintenance during non-business hours.

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The Corporation hereby acknowledges that all programs, software, manuals and other written information relating to MFx access provided by USBFS pursuant to this Agreement shall remain the exclusive property of USBFS at all times.

The Corporation acknowledges that it is responsible for determining the suitability and accuracy of the information obtained through its access to MFx. USBFS MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESSED OR IMPLIED, WITH RESPECT TO THE SUITABILITY AND ACCURACY OF FUND DATA, SYSTEMS, INDUSTRY INFORMATION AND PROCESSES ACCESSED THROUGH MFx. However, USBFS will assist the Corporation in verifying the accuracy of any of the information made available to the Corporation through MFx and covered by this Agreement.

In the event of termination of this Agreement, in addition to the requirements set forth in Section 14 hereof, the Corporation shall immediately end its access to MFx and return all codes, system access mechanisms, programs, manuals and other written information provided by USBFS to USBFS, and shall destroy or erase all such information on any diskettes or other storage medium, unless such access continues to be permitted pursuant to a separate agreement.

4.	Lost Shareholder Due Diligence Searches and Servicing

The Corporation hereby acknowledges that USBFS has an arrangement with an outside vendor to conduct lost shareholder searches required by Rule 17Ad-17 under the Securities Exchange Act of 1934, as amended. Costs associated with such searches will be passed through to the Corporation as an out-of-pocket expense in accordance with the fee schedule set forth in Exhibit D hereto. If a shareholder remains lost and the shareholder’s account unresolved after completion of the mandatory Rule 17Ad-17 search, the Corporation hereby authorizes vendor to enter, at its discretion, into fee sharing arrangements with the lost shareholder (or such lost shareholder’s representative or executor) to conduct a more in-depth search in order to locate the lost shareholder before the shareholder’s assets escheat to the applicable state. The Corporation hereby acknowledges that USBFS is not a party to these arrangements and does not receive any revenue sharing or other fees relating to these arrangements. Furthermore, the Corporation hereby acknowledges that vendor may receive up to 35% of the lost shareholder’s assets as compensation for its efforts in locating the lost shareholder.

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5.	Anti-Money Laundering and Red Flag Identity Theft Prevention Programs

The Corporation acknowledges that it has had an opportunity to review, consider and comment upon the written procedures provided by USBFS describing various tools used by USBFS which are designed to promote the detection and reporting of potential money laundering activity by monitoring certain aspects of shareholder activity as well as written procedures for verifying a customer’s identity (collectively, the “Procedures”). Further, the Corporation has determined that the Procedures, as part of the Corporation’s overall anti-money laundering program and Red Flag Identity Theft Prevention program, are reasonably designed to prevent each Fund from being used for money laundering or the financing of terrorist activities and to achieve compliance with the applicable provisions of the Fair and Accurate Credit Transactions Act of 2003 and the USA Patriot Act of 2001 and the implementing regulations thereunder.

Based on this determination, the Corporation hereby instructs and directs USBFS to implement the Procedures on the Corporation’s behalf, as such may be amended or revised from time to time. It is contemplated that these Procedures will be amended from time to time by the parties as additional regulations are adopted and/or regulatory guidance is provided relating to the Corporation’s anti-money laundering and identity theft responsibilities.

USBFS agrees to provide to the Corporation:

A.	Prompt written notification of any transaction or combination of transactions that USBFS believes, based on the Procedures, evidence of money laundering or identity theft activities in connection with the Corporation or any shareholder of a Fund;

B.	Prompt written notification of any customer(s) that USBFS reasonably believes, based upon the Procedures, to be engaged in money laundering or identity theft activities, provided that the Corporation agrees not to communicate this information to the customer;

C.	Any reports received by USBFS from any government agency or applicable industry self-regulatory organization pertaining to USBFS’s anti-money laundering monitoring or the Red Flag Identity Theft Prevention Program on behalf of the Corporation;

D.	Prompt written notification of any action taken in response to anti-money laundering violations or identity theft activity as described in (a), (b) or (c); and

E.	Certified annual and quarterly reports of its monitoring and customer identification activities on behalf of the Corporation.

The Corporation hereby directs, and USBFS acknowledges, that USBFS shall (i) permit federal regulators access to such information and records maintained by USBFS and relating to USBFS’s implementation of the Procedures, on behalf of the Corporation, as they may request, and (ii) permit such federal regulators to inspect USBFS’s implementation of the Procedures on behalf of the Corporation.

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6.	Compensation

USBFS shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit D hereto (as amended from time to time). USBFS shall also be compensated for such out-of-pocket expenses (e.g., telecommunication charges, postage and delivery charges, and reproduction charges) as are reasonably incurred by USBFS in performing its duties hereunder. USBFS shall also be compensated for any increases in costs due to the adoption of any new or amended industry, regulatory or other applicable rules. The Corporation shall pay all such fees and reimbursable expenses within 30 calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Corporation shall notify USBFS in writing within 30 calendar days following receipt of each invoice if the Corporation is disputing any amounts in good faith. The Corporation shall pay such disputed amounts within 10 calendar days of the day on which the parties agree to the amount to be paid. With the exception of any fee or expense the Corporation is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of 1½% per month after the due date. Notwithstanding anything to the contrary, amounts owed by the Corporation to USBFS shall only be paid out of assets and property of the particular Fund involved.

7.	Representations and Warranties

A.	The Corporation hereby represents and warrants to USBFS, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)	It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)	This Agreement has been duly authorized, executed and delivered by the Corporation in accordance with all requisite action and constitutes a valid and legally binding obligation of the Corporation, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(3)	It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement; and

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(4)	A registration statement under the 1940 Act and the Securities Act of 1933, as amended, will be made effective prior to the effective date of this Agreement and will remain effective during the term of this Agreement, and appropriate state securities law filings will be made prior to the effective date of this Agreement and will continue to be made during the term of this Agreement as necessary to enable the Corporation to make a continuous public offering of its shares.

B.	USBFS hereby represents and warrants to the Corporation, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)	It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)	This Agreement has been duly authorized, executed and delivered by USBFS in accordance with all requisite action and constitutes a valid and legally binding obligation of USBFS, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(3)	It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement; and

(4)	It is a registered transfer agent under the Exchange Act.

8.	Standard of Care; Indemnification; Limitation of Liability

A.	USBFS shall exercise reasonable care in the performance of its duties under this Agreement. USBFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Corporation in connection with its duties under this Agreement, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBFS’s control, except a loss arising out of or relating to USBFS’s refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, if USBFS has exercised reasonable care in the performance of its duties under this Agreement, the Corporation shall indemnify and hold harmless USBFS from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that USBFS may sustain or incur or that may be asserted against USBFS by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to USBFS by any duly authorized officer of the Corporation, as approved by the Board of Directors of the Corporation (the “Board of Directors”), except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to USBFS’s refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of the Corporation, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “USBFS” shall include USBFS’s directors, officers and employees.

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USBFS shall indemnify and hold the Corporation harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that the Corporation may sustain or incur or that may be asserted against the Corporation by any person arising out of any action taken or omitted to be taken by USBFS as a result of USBFS’s refusal or failure to comply with the terms of this Agreement, or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of USBFS, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “Corporation” shall include the Corporation’s directors, officers and employees.

Neither party to this Agreement shall be liable to the other party for consequential, special or punitive damages under any provision of this Agreement.

In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, USBFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues. USBFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBFS. USBFS agrees that it shall, at all times, have reasonable business continuity and disaster recovery contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Corporation shall be entitled to inspect USBFS’s premises and operating capabilities at any time during regular business hours of USBFS, upon reasonable notice to USBFS. Moreover, USBFS shall provide the Corporation, at such times as the Corporation may reasonably require, copies of reports rendered by independent accountants on the internal controls and procedures of USBFS relating to the services provided by USBFS under this Agreement.

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Notwithstanding the above, USBFS reserves the right to reprocess and correct administrative errors at its own expense.

B.	In order that the indemnification provisions contained in this Section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this Section. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.

C.	The indemnity and defense provisions set forth in this Section 8, and in Exhibit C, if applicable, shall indefinitely survive the termination and/or assignment of this Agreement.

D.	If USBFS is acting in another capacity for the Corporation pursuant to a separate agreement, nothing herein shall be deemed to relieve USBFS of any of its obligations in such other capacity.

9.	Data Necessary to Perform Services

The Corporation or its agent shall furnish to USBFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon.

10.	Proprietary and Confidential Information

USBFS agrees on behalf of itself and its affiliates, directors, officers, and employees to treat confidentially and as proprietary information of the Corporation, all records and other information relative to the Corporation and prior, present, or potential shareholders of the Corporation (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Corporation, which approval shall not be unreasonably withheld and may not be withheld where USBFS may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted governmental or regulatory authorities (and upon such disclosure, to the extent not prohibited by applicable law USBFS shall provide written notice of such disclosure to the Corporation as promptly as reasonably practicable), or (iii) when so requested by the Corporation. Records and other information which have become known to the public through no wrongful act of USBFS or any of its employees, agents or representatives, and information that was already in the possession of USBFS prior to receipt thereof from the Corporation or its agent and came into such possession on a non-confidential basis from a person entitled to disclose such information, shall not be subject to this paragraph.

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Further, USBFS will adhere to the privacy policies adopted by the Corporation pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time. In this regard, USBFS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Corporation and its shareholders.

11.	Records

USBFS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Corporation, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. USBFS agrees that all such records prepared or maintained by USBFS relating to the services to be performed by USBFS hereunder are the property of the Corporation and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Corporation or its designee on and in accordance with its request.

12.	Compliance with Laws

The Corporation has and retains primary responsibility for all compliance matters relating to each Fund, including but not limited to compliance with the 1940 Act, the Internal Revenue Code of 1986, the Sarbanes-Oxley Act of 2002, the USA Patriot Act of 2001 and the policies and limitations of each Fund relating to its portfolio investments as set forth in its Prospectus and statement of additional information. USBFS’s services hereunder shall not relieve the Corporation of its responsibilities for assuring such compliance or the Board of Director’s oversight responsibility with respect thereto.

13.	Term of Agreement; Amendment

This Agreement shall become effective as of the date first written above and shall continue in effect automatically as to each Fund for successive one-year periods, provided such continuance is approved at least annually by the Board of Directors of the Corporation. This Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party. This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Corporation, and authorized or approved by the Corporation’s Board of Directors. The provisions of this Section 13 shall also apply to the exhibits hereto.

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14.	Duties in the Event of Termination

In the event that, in connection with termination, a successor to any of USBFS’s duties or responsibilities hereunder is designated by the Corporation by written notice to USBFS, USBFS will promptly, upon such termination and at the expense of the Corporation, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by USBFS under this Agreement in a form reasonably acceptable to the Corporation (if such form differs from the form in which USBFS has maintained the same, the Corporation shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBFS’s personnel in the establishment of books, records, and other data by such successor. If no such successor is designated, then such books, records and other data shall be returned to the Corporation.

15.	Assignment

This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Corporation without the written consent of USBFS, or by USBFS without the written consent of the Corporation, accompanied by the authorization or approval of the Corporation’s Board of Directors.

16.	Governing Law

This Agreement shall be construed in accordance with the laws of the State of Wisconsin, without regard to conflicts of law principles. To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the Securities and Exchange Commission thereunder.

17.	No Agency Relationship

Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

18.	Services Not Exclusive

Nothing in this Agreement shall limit or restrict USBFS from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

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19.	Invalidity

Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

20.	Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below:

Notice to USBFS shall be sent to:

U.S. Bancorp Fund Services, LLC

615 East Michigan Street

Milwaukee, WI 53202

and notice to the Corporation shall be sent to:

Thompson IM Funds, Inc.

Thompson Investment Management, Inc.

Attn: Fund Accounting and Administration

918 Deming Way, 3rd Floor

Madison, WI 53717

21.	Multiple Originals

This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

22.	Entire Agreement

This Agreement, together with any exhibits, attachments, appendices or schedules expressly referenced herein, sets forth the sole and complete understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements relating thereto, whether written or oral, between the parties.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

THOMPSON IM FUNDS, INC.		U.S. BANCORP FUND SERVICES, LLC

By:	/s/ Jason L. Stephens	By:	/s/ Ian Martin

Name:	Jason L. Stephens	Name:	Ian Martin

Title:	Chief Executive Officer	Title:	Executive Vice President

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Exhibit A

to the

Transfer Agent Servicing Agreement

Fund Names

Separate Series of Thompson IM Funds, Inc.

Name of Series

Thompson Bond Fund

Thompson LargeCap Fund

Thompson MidCap Fund

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Exhibit B

to the

Transfer Agent Servicing Agreement – Thompson IM Funds, Inc.

As Of Processing Policy

USBFS will reimburse each Fund for any Net Material Loss that may exist on the Funds’ books and for which USBFS is responsible, at the end of each calendar month. “Net Material Loss” shall be defined as any remaining loss, after netting losses against any gains, which impacts a particular Fund’s net asset value per share by at least ½ cent. Gains and losses will be reflected on such Fund’s daily share sheet, and such Fund will be reimbursed for any net material loss on a monthly basis. USBFS will reset the as of ledger each calendar month so that any losses which do not exceed the materiality threshold of ½ cent will not be carried forward to the next succeeding month. USBFS will notify the advisor to the Fund on the daily share sheet of any losses for which the advisor may be held accountable.

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Exhibit C

to the

Transfer Agent Servicing Agreement – Thompson IM Funds, Inc.

INTERNET ACCESS SERVICES

1.	Services Covered

USBFS shall make the following electronic, interactive and processing services (“Electronic Services”) available to the Corporation in accordance with the terms of this Exhibit C:

A.	Fan Web – Shareholder internet access by shareholders to their shareholder account information and investment transaction capabilities. Internet service is connected directly to the Corporation group’s web site(s) through a transparent hyperlink. Shareholders can access, among other information, account information and portfolio listings within the Corporation’s Funds, view their transaction history, and purchase additional shares through the Automated Clearing House (“ACH”).

B.	Vision Mutual Fund Gateway – Permits broker/dealers, financial planners, and registered investment advisors to use a web-based system to perform order and account inquiry, execute trades, print applications, review Prospectuses, and establish new accounts.

2.	Duties and Responsibilities of USBFS

USBFS shall:

A.	Make Electronic Services available 24 hours a day, 7 days a week, subject to scheduled maintenance and events outside of USBFS’s reasonable control. Unless an emergency is encountered, no routine maintenance will occur during the hours of 8:00 a.m. to 3:00 p.m. Central Time.

B.	Provide installation services, which shall include review and approval of the Corporation’s network requirements, recommending method of establishing (and, as applicable, cooperate with the Corporation to implement and maintain) a hypertext link between the Electronic Services site and the Corporation’s web site(s) and testing the network connectivity and performance.

C.	Maintain and support the Electronic Services, which shall include providing error corrections, minor enhancements and interim upgrades to the Electronic Services that are made generally available to the Electronic Services customers and providing help desk support to provide assistance to the Corporation’s employees and agents with their use of the Electronic Services. Maintenance and support, as used herein, shall not include (i) access to or use of any substantial added functionality, new interfaces, new architecture, new platforms, new versions or major development efforts, unless made generally available by USBFS to the Electronic Services customers, as determined solely by USBFS or (ii) maintenance of customized features.

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D.	Establish systems to guide, assist and permit End Users (as defined below) who access the Electronic Services site from the Corporation’s web site(s) to electronically perform inquiries and create and transmit transaction requests to USBFS.

E.	Address and mail, at the Corporation’s expense, notification and promotional mailings and other communications provided by the Corporation to shareholders regarding the availability of the Electronic Services.

F.	Issue to each shareholder, financial adviser or other person or entity who desires to make inquiries concerning the Corporation or perform transactions in accounts with the Corporation using any of the Electronic Services (the “End User”) will be required to have a user name and password for authentication purposes and access to the Electronic Services.

G.	Prepare and process new account applications received through the Electronic Services from shareholders determined by the Corporation to be eligible for such services and in connection with such, the Corporation agrees as follows:

(1)	to permit the establishment of shareholder bank account information over the Internet in order to facilitate purchase activity through ACH; and

(2)	the Corporation shall be responsible for any resulting gain/loss liability associated with the ACH process.

H.	Provide the End User with a transaction confirmation number for each completed purchase, redemption, or exchange of the Corporation’s shares upon completion of the transaction.

I.	Utilize encryption and secure transport protocols intended to prevent fraud and ensure confidentiality of End User accounts and transactions. In no event shall USBFS use encryption weaker than 128-bit or any stronger technology industry standard that becomes common for used in similar applications. USBFS will take reasonable actions, including periodic scans of Internet interfaces and the Electronic Services, to protect the Internet web site that provides the Electronic Services and related network, against viruses, worms and other data corruption or disabling devices, and unauthorized, fraudulent or illegal use, by using appropriate anti-virus and intrusion detection software and by adopting such other security procedures as may be necessary.

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J.	Inform the Corporation promptly of any malfunctions, problems, errors or service interruptions with respect to the Electronic Services of which USBFS becomes aware.

K.	Exercise reasonable efforts to maintain all on-screen disclaimers and copyright, trademark and service mark notifications, if any, provided by the Corporation to USBFS in writing from time to time, and all “point and click” features of the Electronic Services relating to shareholder acknowledgment and acceptance of such disclaimers and notifications.

L.	Establish and provide to the Corporation written procedures, which may be amended from time to time by USBFS with the written consent of the Corporation, regarding End User access to the Electronic Services.

M.	Provide the Corporation with daily reports of transactions listing all purchases or transfers made by each End User separately. USBFS shall also furnish the Corporation with monthly reports summarizing shareholder inquiry and transaction activity without listing all transactions.

N.	Annually engage a third party to audit its internal controls for the Electronic Services and compliance with all guidelines for the Electronic Services included herein and provide the Corporation with a copy of the auditor’s report promptly.

O.	Maintain its systems and perform its duties and obligations hereunder in accordance with all applicable laws, rules and regulations.

3.	Duties and Responsibilities of the Corporation

The Corporation assumes exclusive responsibility for the consequences of any instructions it may give to USBFS, for the Corporation’s or End Users’ failure to properly access the Electronic Services in the manner prescribed by USBFS, and for the Corporation’s failure to supply accurate information to USBFS.

Also, the Corporation shall:

A.	Revise and update the applicable Prospectus(es) and other pertinent materials, such as user agreements with End Users, to include the appropriate consents, notices and disclosures for Electronic Services, including disclaimers and information reasonably requested by USBFS.

B.	Be responsible for designing, developing and maintaining one or more web sites for the Corporation through which End Users may access the Electronic Services, including provision of software necessary for access to the Internet, which must be acquired from a third-party vendor. Such web sites shall have the functionality necessary to facilitate, implement and maintain the hypertext links to the Electronic Services and the various inquiry and transaction web pages. The Corporation shall provide USBFS with the name of the host of the Corporation’s web site server and shall notify USBFS of any change to the Corporation’s web site server host.

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C.	Provide USBFS with such information and/or access to the Corporation’s web site(s) as is necessary for USBFS to provide the Electronic Services to End Users.

D.	Promptly notify USBFS of any problems or errors with the applicable Electronic Services of which the Corporation becomes aware or any changes in policies or procedures of the Corporation requiring changes to the Electronic Services.

4.	Additional Representation and Warranty

The parties hereby warrant that neither party shall knowingly insert into any interface, other software, or other program provided by such party to the other hereunder, or accessible on the Electronic Services site or Corporation’s web site(s), as the case may be, any “back door,” “time bomb,” “Trojan Horse,” “worm,” “drop dead device,” “virus” or other computer software code or routines or hardware components designed to disable, damage or impair the operation of any system, program or operation hereunder. For failure to comply with this warranty, the non-complying party shall immediately replace all copies of the affected work product, system or software. All costs incurred with replacement including, but not limited to, cost of media, shipping, deliveries and installation, shall be borne by such party.

5.	Proprietary Rights

A.	Each party acknowledges and agrees that it obtains no rights in or to any of the software, hardware, processes, trade secrets, proprietary information or distribution and communication networks of the other hereunder. Any software, interfaces or other programs a party provides to the other hereunder shall be used by such receiving party only in accordance with the provisions of this Exhibit C. Any interfaces, other software or other programs developed by one party shall not be used directly or indirectly by or for the other party or any of its affiliates to connect such receiving party or any affiliate to any other person, without the first party’s prior written approval, which it may give or withhold in its sole discretion. Except in the normal course of business and in conformity with Federal copyright law or with the other party’s consent, neither party nor any of its affiliates shall disclose, use, copy, decompile or reverse engineer any software or other programs provided to such party by the other in connection herewith.

B.	The Corporation’s web site(s) and the Electronic Services site may contain certain intellectual property, including, but not limited to, rights in copyrighted works, trademarks and trade dress that is the property of the other party. Each party retains all rights in such intellectual property that may reside on the other party’s web site, not including any intellectual property provided by or otherwise obtained from such other party. To the extent the intellectual property of one party is cached to expedite communication, such party grants to the other a limited, non-exclusive, non-transferable license to such intellectual property for a period of time no longer than that reasonably necessary for the communication. To the extent that the intellectual property of one party is duplicated within the other party’s web site to replicate the “look and feel,” “trade dress” or other aspect of the appearance or functionality of the first site, that party grants to the other a limited, non-exclusive, non-transferable license to such intellectual property for the period during which this Exhibit C is in effect. This license is limited to the intellectual property needed to replicate the appearance of the first site and does not extend to any other intellectual property owned by the owner of the first site. Each party warrants that it has sufficient right, title and interest in and to its web site and its intellectual property to enter into these obligations, and that to its knowledge, the license hereby granted to the other party does not and will not infringe on any U.S. patent, copyright or other proprietary right of a third party.

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C.	Each party agrees that the nonbreaching party would not have an adequate remedy at law in the event of the other party’s breach or threatened breach of its obligations under this Section of this Exhibit C and that the nonbreaching party would suffer irreparable injury and damage as a result of any such breach. Accordingly, in the event either party breaches or threatens to breach the obligations set forth in this Section of this Exhibit C, in addition to and not in lieu of any legal or other remedies a party may pursue hereunder or under applicable law, each party hereby consents to the granting of equitable relief (including the issuance of a temporary restraining order, preliminary injunction or permanent injunction) against it by a court of competent jurisdiction, without the necessity of proving actual damages or posting any bond or other security therefor, prohibiting any such breach or threatened breach. In any proceeding upon a motion for such equitable relief, a party’s ability to answer in damages shall not be interposed as a defense to the granting of such equitable relief. The provisions of this Section relating to equitable relief shall survive termination of the provision of services set forth in this Exhibit C.

6.	Compensation

USBFS shall be compensated for providing the Electronic Services in accordance with the fee schedule set forth in Exhibit D (as amended from time to time).

7.	Additional Indemnification; Limitation of Liability

A.	Subject to Section 2(A), USBFS CANNOT AND DOES NOT GUARANTEE AVAILABILITY OF THE ELECTRONIC SERVICES. Accordingly, USBFS’s sole liability to the Corporation or any third party (including End Users) for any claims, notwithstanding the form of such claims (e.g., contract, negligence, or otherwise), arising out of the delay of or interruption in the Electronic Services to be provided by USBFS hereunder shall be to use its best reasonable efforts to commence or resume the Electronic Services as promptly as is reasonably possible.

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B.	USBFS shall, at its sole cost and expense, defend, indemnify, and hold harmless the Corporation and its directors, officers and employees from and against any and all claims, demands, losses, expenses and liabilities of any and every nature (including reasonable attorneys’ fees) arising out of or relating to (a) any infringement, or claim of infringement, of any United States patent, trademark, copyright, trade secret, or other proprietary rights based on the use or potential use of the Electronic Services and (b) the provision of the Corporation Files (as defined below) or Confidential Information (as defined below) to a person other than a person to whom such information may be properly disclosed hereunder.

C.	If an injunction is issued against the Corporation’s use of the Electronic Services by reason of infringement of a patent, copyright, trademark, or other proprietary rights of a third party, USBFS shall, at its own option and expense, either (i) procure for the Corporation the right to continue to use the Electronic Services on substantially the same terms and conditions as specified hereunder, or (ii) after notification to the Corporation, replace or modify the Electronic Services so that they become non-infringing, provided that, in the Corporation’s judgment, such replacement or modification does not materially and adversely affect the performance of the Electronic Services or significantly lessen their utility to the Corporation. If in the Corporation’s judgment, such replacement or modification does materially adversely affect the performance of the Electronic Services or significantly lessen their utility to the Corporation, the Corporation may terminate all rights and responsibilities under this Exhibit C immediately on written notice to USBFS.

D.	Because the ability of USBFS to deliver Electronic Services is dependent upon the Internet and equipment, software, systems, data and services provided by various telecommunications carriers, equipment manufacturers, firewall providers and encryption system developers and other vendors and third parties, USBFS shall not be liable for delays or failures to perform its obligations hereunder to the extent that such delays or failures are attributable to circumstances beyond its reasonable control which interfere with the delivery of the Electronic Services by means of the Internet or any of the equipment, software and services which support the Internet provided by such third parties. USBFS shall also not be liable for the actions or omissions of any third party wrongdoers (i.e., hackers not employed by USBFS or its affiliates) or of any third parties involved in the Electronic Services and shall not be liable for the selection of any such third party, unless USBFS selected the third party in bad faith or in a grossly negligent manner.

E.	USBFS shall not be responsible for the accuracy of input material from End Users nor the resultant output derived from inaccurate input. The accuracy of input and output shall be judged as received at USBFS’s data center as determined by the records maintained by USBFS.

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F.	Notwithstanding anything to the contrary contained herein, USBFS shall not be obligated to ensure or verify the accuracy or actual receipt, or the transmission, of any data or information contained in any transaction via the Electronic Services or the consummation of any inquiry or transaction request not actually reviewed by USBFS.

8.	File Security and Retention; Confidentiality

A.	USBFS and its agents will provide reasonable security provisions to ensure that unauthorized third parties do not have access to the Corporation’s data bases, files, and other information provided by the Corporation to USBFS for use with the Electronic Services, the names of End Users or End User transaction or account data (collectively, “Corporation Files”). USBFS’s security provisions with respect to the Electronic Services, the Corporation’s web site(s) and the Corporation Files will be no less protected than USBFS’s security provisions with respect to its own proprietary information. USBFS agrees that any and all Corporation Files maintained by USBFS for the Corporation hereunder shall be available for inspection by the Corporation’s regulatory authorities during regular business hours, upon reasonable prior written notice to USBFS, and will be maintained and retained in accordance with applicable requirements of the 1940 Act. USBFS will take such actions as are necessary to protect the intellectual property contained within the Corporation’s web site(s) or any software, written materials, or pictorial materials describing or creating the Corporation’s web site(s), including all interface designs or specifications. USBFS will take such actions as are reasonably necessary to protect all rights to the source code and interface of the Corporation’s web site(s). In addition, USBFS will not use, or permit the use of, names of End Users for the purpose of soliciting any business, product, or service whatsoever except where the communication is necessary and appropriate for USBFS’s delivery of the Electronic Services.

B.	USBFS shall treat as confidential and not disclose or otherwise make available any of the Corporation’s lists, information, trade secrets, processes, proprietary data, information or documentation (collectively, the “Confidential Information”), in any form, to any person other than agents, employees or consultants of USBFS. USBFS will instruct its agents, employees and consultants who have access to the Confidential Information to keep such information confidential by using the same care and discretion that USBFS uses with respect to its own confidential property and trade secrets. Upon termination of the rights and responsibilities described in this Exhibit C for any reason and upon the Corporation’s request, USBFS shall return to the Corporation, or destroy and certify that it has destroyed, any and all copies of the Confidential Information which are in its possession.

C.	Notwithstanding the above, USBFS will not have an obligation of confidentiality under this Section with regard to information that (1) was known to it prior to disclosure hereunder, (2) is or becomes publicly available other than as a result of a breach hereof, (3) is disclosed to it by a third party entitled to disclose such information and not subject to a duty of confidentiality, or (4) is required to be disclosed under law or by order of court or governmental agency.

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9.	Warranties

EXCEPT AS OTHERWISE PROVIDED IN THIS EXHIBIT, THE ELECTRONIC SERVICES ARE PROVIDED BY USBFS “AS IS” ON AN “AS-AVAILABLE” BASIS WITHOUT WARRANTY OF ANY KIND, AND USBFS EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE ELECTRONIC SERVICES INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.

10.	Duties in the Event of Termination

In the event of termination of the services provided pursuant to this Exhibit C, (i) End Users will no longer be able to access the Electronic Services and (ii) the Corporation will return all codes, system access mechanisms, programs, manuals and other written information provided to it by USBFS in connection with the Electronic Services provided hereunder, and shall destroy or erase all such information on any diskettes or other storage medium.

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Exhibit D to the

Transfer Agent Servicing Agreement – Thompson IM Funds, Inc.

Fee Schedule effective 9/1/2015 through 9/1/2018 TRANSFER AGENT & SHAREHOLDER SERVICES

Annual Service Charges to the Fund*

Base Fee per CUSIP - $[ ] per year

NSCC Level 3 Accounts - $[ ] per open account

No-Load Fund Accounts - $[ ] per open account

Load Fund Accounts - $[ ] per open account

Daily Accrual Fund Accounts - $[ ] per open account

Closed Accounts - $[ ] per closed account

Annual Basis Point Fee

[ ] basis point on the first $[ ]

[ ] basis point on the next $[ ]

[ ] basis point on the balance

Activity Charges

♦     Telephone Calls - $[ ] /minute

♦     E-mail Services - $[ ] /e-mail received

♦     Draft Check Processing - $[ ] /draft

♦     Daily Valuation Trades - $[ ] /trade

♦     Lost Shareholder Search - $[ ] /search

♦     AML Base Service (excl Level 3 accounts)

[ ] -[ ] accounts - $[ ] /year

[ ] -[ ] accounts - $[ ] /year

[ ] -[ ] accounts - $[ ] /year

[ ] + accounts - $[ ] /year

♦     AML New Account Service - $[ ] /new domestic accounts and $[ ] /new foreign account

♦     Shareholder Verifications $[ ] /item

♦     ACH/EFT Shareholder Services:

$[ ] /month/fund group

$[ ] /ACH item, setup, change

$[ ] /correction, reversal

♦    Disaster recovery $[ ] per open account

Chief Compliance Officer Support Services*

$[ ] annually

Fees are calculated pro rata billed monthly.

* Subject to annual CPI increase – All Urban Consumers – U.S. City Average

The monthly fee for an open account shall be charged in the month during which an account is opened through the month in which such account is closed. The monthly fee for a closed account shall be charged in the month following the month during which such account is closed.

Service Charges to Investors

Qualified Plan Fees (Charged to Investors)

♦     $[ ] /qualified plan acct (Cap at $[ ] /SSN)

♦     $[ ] /Coverdell ESA acct (Cap at $[ ] /SSN)

♦     $[ ] /transfer to successor trustee

♦     $[ ] /participant distribution (Excluding SWPs)

♦     $[ ] /refund of excess contribution

Additional Shareholder Fees (Charged to Investors)

♦     $[ ] /outgoing wire transfer

♦     $[ ] /overnight delivery

♦     $[ ] /telephone exchange

♦     $[ ] /return check or ACH

♦     $[ ] /stop payment

♦     $[ ] /research request per account (Cap at $[ ] /request) (For requested items of the second calendar year [or previous] to the request)

Technology Charges

1.     Fund Group Setup (first cusip) - $[ ] /fund group

2.     Fund Setup - $[ ] /cusip (beyond first cusip)

3.     NSCC Service Interface – All NSCC Services

♦   Setup - $[ ] /fund group

♦   Annual - $[ ] /cusip/year

4.     Telecommunications and Voice Services

♦   Service Setup - $[ ] ATT transfer connect

♦   VRU Setup - $[ ] /fund group

♦   VRU Maintenance - $[ ] /cusip/month

♦   $[ ] /voice response call

6.     Average Cost - $[ ] /account/year

7.     Development/Programming - $[ ] /hour- subject to change to supplier current rates

8.     File Transmissions – subject to requirements

9.     Select Reports - $[ ] per Select

10.   Extraordinary services – charged as incurred

♦    Conversion of Records (if necessary) – Estimate to be provided.

♦    Custom processing, re-processing

Out-of-pocket Costs - Including but not limited to:

telephone toll-free lines, call transfers, mailing, sorting and postage, stationery, envelopes, service/data conversion, special reports, insurance, record retention, processing of literature fulfillment kits, proxies, proxy services, lost shareholder search, disaster recovery charges, ACH fees, Fed wire charges, NSCC activity charges, voice response (VRU), maintenance and development, data communication and implementation charges, specialized programming, travel, training and all other out-of-pocket expenses.

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Additional Services

Available but not included above are the following services – FAN Web shareholder e-commerce, FAN Mail electronic data delivery. Vision intermediary e-commerce, client Web data access, recordkeeping application access, programming charges, outbound calling & marketing campaigns, training, cost-basis reporting, short-term trader reporting, excessive trader, investor mail services, dealer reclaim services, literature fulfillment, money market fund service organizations, charges paid by investors, physical certificate processing, Real Time Cash Flow, CUSIP setup, CTI reporting, sales reporting & 22c-2 reporting (MARS), electronic statements (Informa), Fund Source, EConnect Delivery, Shareholder Call review analysis and additional services agreed upon.

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Exhibit D (continued) to the Transfer Agent Agreement – Thompson IM Funds, Inc.

TRANSFER AGENT & SHAREHOLDER SERVICES SUPPLEMENTAL SERVICES - E-COMMERCE SERVICES FEE SCHEDULE effective 9/1/2015 through 9/1/2018

Account Management / Database Administration

•     $[ ] per month

•     Receiving - $[ ] per SKU

•     Order Processing - $[ ] per order

•     Skid Storage - $[ ] per month per location

•     Disposal - $[ ] per SKU

Inbound Teleservicing Only

•     Account Management - $[ ] per month

•     Call Servicing - $[ ] per minute

Lead Source Reporting

•     $[ ] per month

Closed Loop Reporting

•     Account Management - $[ ] per mont

•     Database Installation, Setup - $[ ] per fund group

Out-of-Pocket Expenses

•     Included but not limited to specialized programming, kit and order processing expenses, postage and printing.

CLIENT DATA ACCESS – USBFS client on-line access to fund and investor data through USBFS technology applications and data delivery and security software.

•     MFS Systems (includes COLD and On Line Report view applications)

•     Setup - $[ ] (includes [ ] workstations)

•     Service - $[ ] /month

•     Report Source

•     No Setup Charge

•     $[ ] /month per reporting category

Transfer Agent and Fund Accounting Utilized

Compliance Reporting

$[ ] /month

•     T/A Imaging

•     Setup - $[ ] (includes [ ] workstations)

•     $[ ] /month

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Exhibit D (continued) to the Transfer Agent Servicing Agreement – Thompson IM Funds, Inc.

FAN WEB – Shareholder internet access to account information and transaction capabilities. Internet service is connected directly to the fund group’s web site through a transparent hyperlink. Shareholders can access account information, portfolio listing within a fund family, view transaction history, purchase additional shares through ACH, etc.

Annual Base Fee for FANWeb Select - $[ ]

•     Additional annual base fee for New Account Set Up - $[ ]

Annual Base Fee for FANWeb Premium - $[ ]

Activity (Session) Fees:

•     Inquiry - $[ ] per event

•     Account Maintenance - $[ ] per event

•     Transaction – financial transactions, reorder statements, etc. - $[ ] / event

•     New Account Setup - $[ ] / event

Strong Authentication:

•     $[ ] / month per active FANWeb ID (Any ID that has had activity within the [ ] -day period to the billing cycle.)

VISION MUTUAL FUND GATEWAY – Permits broker/dealers, financial planners, and RIAs to us a web-based system to perform order and account inquiry, execute trades, print applications, review prospectuses, and establish new accounts.

•     Inquiry Only

•     Inquiry - $[ ] per event

•     Per broker ID - $[ ] per month per ID

•     Transaction Processing

•     Implementation - $[ ] per management company

•     Transaction – purchase, redeem, exchange, literature order - $[ ] per event

•     New Account Set-up – may contain multiple fund/accounts - $[ ] per event

•     Monthly Minimum Charge - $[ ] per month

Excessive Trader – Software application that monitors the number of trades (exchanges, redemptions) that meet fund family criteria for excessive trading and automatically prevents trades in excess of the fund family parameters.

•     $[ ] setup/fund group of [ ] -[ ] funds, $[ ] setup/fund group of over [ ] funds

•     $[ ] /account/year

Short-Term Trader – Software application used to track and/or assess transaction fees that are determined to be short-term trades. Service can be applied to some or all funds within a fund family. Fees will be applied if the fund(s) have a redemption fee.

o     [ ] days or less: $[ ] / open account

o     [ ] – [ ]: $[ ] / open account

o     [ ] – [ ]: $[ ] / open account

o     [ ] – [ ]: $[ ] / open account

o     [ ] – [ ]: $[ ] / open account

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